Exhibit 10.1

EXECUTIVE CHAIR AGREEMENT
THIS EXECUTIVE CHAIR AGREEMENT (the “Agreement”) is made and effective as of April 1, 2025 (the “Effective Date”) by and between Everi Payments Inc., a Delaware corporation (“EPI”) and wholly-owned subsidiary of Everi Holdings Inc., a Delaware corporation (“Everi Holdings”, and, together with EPI, the “Company”), and Michael Rumbolz (“Rumbolz” or the “Executive Chair”).
RECITALS
A.Rumbolz previously served in the role of Chief Executive Officer of the Company and is presently serving in the role of Executive Chair of the Board of Directors of the Company (the “Board”).

B.The Company desires that Rumbolz continue to serve in the capacity of Executive Chair of the Board, and Rumbolz desires to serve in such capacity as provided herein.

AGREEMENT
NOW, THEREFORE, in consideration for the above recited promises and the mutual promises, agreements and covenants of the Company and the Executive Chair contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive Chair hereby agree as follows:
1.DUTIES AND EFFORT. The Executive Chair shall be an employee of the Company, reporting directly to the Board, and shall be subject to the Company’s policies on the same basis as other senior executives of the Company. The Company requires that the Executive Chair be available to perform the duties of Executive Chair customarily related to this function, including, without limitation (a) acting as Chair of the Board of Directors and stockholder meetings, (b) acting as a liaison between the Company’s senior management and the Board of Directors and its committees, (c) advising the Company’s senior management on matters of Company operations, and (d) otherwise performing the duties of Chair of the Board, as well as such other customary duties as may be determined and assigned by the Board of Directors and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule or regulation, including, without limitation, the Delaware General Corporation Law (the “DGCL”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The Executive Chair agrees to devote such time as is reasonably and customarily necessary to perform completely his duties to the Company. The Executive Chair will perform such duties described herein in accordance with the general fiduciary duty of executive officers and directors arising under the DGCL.

2.TERM. The term of this Agreement shall commence as of the Effective Date and shall continue on a month-to-month basis thereafter, terminable upon 30 days’ notice by either party or upon Executive Chair’s earlier death, incapacity, removal or resignation (the “Term”).
3.COMPENSATION; BENEFITS.
(a)For services to be rendered by the Executive Chair, the Company agrees to pay the Executive Chair the following compensation:
(i)A cash fee in the amount of Twelve Thousand Five Hundred Dollars ($12,500.00) per month, payable in accordance with the customary payroll practices of the Company.
(ii)A discretionary bonus (based on the Company’s fiscal year) in cash of up to Fifty Thousand Dollars ($50,000.00). Such bonus, if any, shall be based on the achievement of such criteria as shall be approved by the Board or a designated Committee thereof; provided, however, that the Executive Chair must be engaged as the Company’s Executive Chair on December 31, 2025 to be eligible to earn such a bonus. The bonus, if any, shall be paid in accordance with the customary practices of the Company.
(iii) Rumbolz will be eligible to receive an equity award valued at approximately Two Hundred and Five Thousand Dollars ($205,000.00), subject to the approval of the Compensation Committee and in accordance with customary timing and practices related to the granting of equity awards to Directors and Officers of the Company. The Executive Chair acknowledges and agrees that any equity award currently held by, or subsequently awarded to, him shall be subject to and governed by the terms and conditions of the Company’s Amended and Restated 2014 Equity Incentive Plan (as the same may be amended and/or restated from time to time) and an applicable form of agreement for such equity award as specified by the Compensation Committee; provided that the closing (the “Closing”) of the proposed transaction contemplated by the Agreement and Plan of Merger entered into by Everi Holdings Inc., International Game Technology PLC, Voyager Parent, LLC and the other parties thereto (the “Merger Agreement”) is consummated following the first anniversary of the grant date. In the event the Closing occurs prior to the one-year anniversary of the grant date, Rumbolz will retain the Pro-Rata Portion (as defined in Section 5.3(b)(vii)(A) of the Merger Partner Disclosure Letter to the Merger Agreement) of the equity award and the remaining portion of such award shall be forfeited.
(b)EXPENSES. The Company will reimburse the Executive Chair for reasonable business-related expenses incurred in good faith in the performance of the Executive Chair’s duties for the Company. Such payments shall be made by the Company in accordance with its normal policies for senior executives of the Company.

(c)OTHER BENEFITS. During the Term, the Executive Chair shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company generally made available to the Company CEO. The Executive Chair and/or the Executive Chair’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all benefit plans provided by the Company, including, as applicable, medical, flexible spending, prescription, dental, short- and long-term disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as are made available to the senior executives of the Company, and, in each case, to the extent permitted under applicable law, the terms of the applicable plan, program or policy and Company policies. Upon termination of this Agreement, the Company shall, following the Executive Chair’s timely election, provide the Executive Chair with continued coverage under the Company’s group health insurance plans as then in effect in accordance with the provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”), at no cost to the Executive Chair, for eighteen (18) months following the termination or expiration of the Agreement; provided however that, in the event that the Executive Chair secures alternate employment which offers health care coverage during this 18-month period, the Company’s obligations under this section will cease. Notwithstanding the preceding sentence, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay the Executive Chair on the first day of each month of such applicable salary continuation period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable withholdings and deductions, and the Executive Chair may, but is not obligated to, use such payments toward the cost of COBRA premiums.
4.RESTRICTIVE COVENANTS. Rumbolz acknowledges that the nature of the business of the Company and its subsidiaries and affiliates is such that it would be extremely difficult for Rumbolz to honor and comply with Rumbolz’s obligations under the Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit A and incorporated as a material provision hereof, to keep secret and confidential the trade secrets of the Company and its subsidiaries and affiliates if Rumbolz were to become employed by, or substantially interested in, the business of a competitor of the Company, Everi Holdings and/or their respective subsidiaries and affiliates. Rumbolz also acknowledges that it would be extremely difficult to determine in any reasonably available forum the extent to which Rumbolz was or was not complying with Rumbolz’s obligations under such circumstances. Therefore, Rumbolz agrees as follows:

(a)NON-COMPETITION. In consideration for the Company’s undertakings and obligations under this Agreement, and in light of Rumbolz’s unique position and substantial knowledge of the operations, plans and projects of the Company, Rumbolz agrees that, during the Non-Compete Term (as defined below), Rumbolz shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in any line of business in which the Company engages at the time of such termination, in the United States, Canada, Australia, the United Kingdom or such other countries in which the Company, and/or its subsidiaries and affiliates conduct business at the time of such termination (“Restricted Territory”). For the avoidance of doubt, the foregoing shall not prohibit Rumbolz from (i) engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments, unless the Company has expanded its operations to encompass such activities at the time of termination or (ii) continuing to serve on the Board of Managers of Seminole Hard Rock Holdings, LLC and/or the Board of Directors of VICI Properties Inc. For purposes of this Agreement, the “Non-Compete Term” shall mean the period of one year after the termination of Rumbolz’s employment hereunder. The parties agree that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation or other entity shall not constitute a violation of this provision. The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.
(b)NON-SOLICITATION. In consideration for the Company’s undertakings and obligations under this Agreement, and in light of Rumbolz’s unique position and substantial knowledge of the operations, plans and projects of the Company, Rumbolz agrees that, for a period of two (2) years following the termination of his employment hereunder for any reason, Rumbolz shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, employee, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company and/or its subsidiaries and affiliates any person or entity who is, or, during the then most recent three-month period, was, employed by, or, to Rumbolz’s knowledge, had served as an agent or key consultant of the Company, Everi Holdings and/or their respective subsidiaries and affiliates, provided, however, Rumbolz shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from the Company’s employees.
(c)Rumbolz expressly understands and agrees that all restrictions on employment and solicitation as set forth in this Section 4 are fair and reasonable and are a material part of this Agreement which would not be entered into by the parties, absent mutual agreement to the reasonableness and assignability of the same.
(d)Because the breach or any threatened breach of any of the provisions of this Section 4 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Executive Chair expressly agrees that the Company shall be entitled, in addition to all other rights and remedies available to it at law, in equity or otherwise, to a decree of specific performance of the restrictive covenants contained in this Section 4 and further to a temporary and permanent injunction enjoining such breach or threatened breach, in each case without the necessity of proving damages and without the necessity of posting bond or other security.
(e)In the event the Executive Chair challenges this Agreement, and an injunction or other relief is issued staying the implementation of any of the restrictions imposed by Section 4 hereof, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise.
(f)The Executive Chair acknowledges that the type and periods of restriction imposed by this Section 4 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 4, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be judicially modified so as to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
5.TERMINATION. With or without cause, the Company and the Executive Chair may each terminate this Agreement at any time upon 30 days’ written notice, and the

Company shall be obligated to pay to the Executive Chair the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the Board or stockholders of the Company from removing the Executive Chair as permitted under the Company’s certificate of incorporation, bylaws and its corporate governance documents, each as amended or modified from time to time, or pursuant to applicable law, rule or regulation, including, without limitation, the DGCL.
6.INDEMNIFICATION. The Company shall indemnify the Executive Chair in his capacity as an officer and director of the Company to the fullest extent permitted by applicable law against all debts, judgments, costs, charges or expenses incurred or sustained by the Executive Chair in connection with any action, suit or proceeding to which the Executive Chair may be made a party by reason of his being or having been an officer or director of the Company, or because of actions taken by the Executive Chair which were believed by the Executive Chair to be in the best interests of the Company, and the Executive Chair shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company may maintain for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, the defense of the Executive Chair in any such action, suit or proceeding for which the Company is providing indemnification to the Executive Chair. Should the Executive Chair determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of the Executive Chair. If the Company does not assume the defense of any such action, suit or other proceeding, the Company shall, upon request of the Executive Chair, promptly advance or pay any amount for costs or expenses (including, without limitation, the reasonable legal fees and expenses of counsel retained by the Executive Chair) incurred by the Executive Chair in connection with any such action, suit or proceeding. The Company shall not be obligated to indemnify the Executive Chair against any actions that are determined, by a court of competent jurisdiction, to be an act of gross negligence or willful misconduct or contrary to the general indemnification provisions of the DGCL or the Company’s certificate of incorporation or bylaws.
7.AMENDMENTS; WAIVERS. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Executive Chair or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought; provided, however, that any such amendment or waiver shall be unanimously approved by the Board of Directors. No waiver of any breach with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.NOTICES. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided on the signature page hereto or such other contact information as the parties may have duly provided by notice.
9.GOVERNING LAW; EXCLUSIVE FORUM. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Nevada without reference to that state’s conflicts of laws principles. Any legal action involving the validity, interpretation, or breach of the terms of this Agreement shall be brought exclusively in the courts of Clark County, Nevada. The parties hereby submit to the exclusive jurisdiction and venue of such courts, and they hereby irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the personal jurisdiction or venue of such courts or to any claim of inconvenient forum.
10.ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Executive Chair under this Agreement are personal and therefore the Executive Chair may not assign or delegate any right or duty under this Agreement without the prior written consent of the Company.
11.HEADINGS; CONSTRUCTION. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
12.NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.
13.SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
14.ENTIRE AGREEMENT. This Agreement (together with the Confidentiality Agreement) contains the entire understanding and agreement of the parties and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein (or in the Confidentiality Agreement), and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding (except those in the Confidentiality Agreement).
15.COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Signature page follows]

Everi Holdings Inc., a Delaware corporation

/s/ Randy L. Taylor
Randy L. Taylor
President and Chief Executive Officer

Everi Payments Inc., a Delaware corporation

/s/ Randy L. Taylor
Randy L. Taylor
President and Chief Executive Officer

/s/ Michael D. Rumbolz
Michael D. Rumbolz